NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	August 4, 2010

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Second Quarter Earnings of $1.36 per Diluted Share
The Grain & Ethanol and Plant Nutrient Groups Lead Earning Results

MAUMEE, OHIO, August 4, 2010—The Andersons, Inc. (Nasdaq: ANDE), today announced second quarter net income attributable to the company of $25.2 million, or $1.36 per diluted share, on revenues of $811 million. In the same three month period of 2009, the company reported results of $15.9 million, or $0.87 per diluted share, on similar revenues. For the first six months of 2010, the company earned $37.4 million, or $2.02 per diluted share. In the first half of 2009, The Andersons reported results of $20.9 million, or $1.14 per diluted share. The first six months of both years had revenues of $1.5 billion. It is important to remember that revenues in commodity-based businesses do not serve as good predictors of income or economic performance.

The Grain & Ethanol Group’s operating income of $19.6 million in the second quarter was significantly higher than its year earlier result of $8.9 million. This was the result of both the grain and ethanol businesses achieving record second quarter results. The grain business benefited primarily from increased space income, which resulted primarily from sizeable basis gains. The ethanol business continued to benefit from a large portion of the ethanol sales being contracted during prior periods, when margins were at high levels. Second quarter 2010 income from the group’s investment in Lansing Trade Group was also higher than the prior year. Total second quarter revenues for the group were $474 million; this includes $195 million of grain and ethanol sales made by the Grain & Ethanol Group in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In the second quarter of 2009, the group’s total revenues were $500 million and included $188 million of the aforementioned sales. The Grain & Ethanol Group’s operating income through the first six months was a record $40.3 million in 2010 and $14.7 million in 2009. Total revenues through June 2010 and 2009 were $995 million and $981 million, respectively. During the quarter, the company finalized the acquisition of the assets of O’Malley Grain, Inc.’s two grain cleaning and storage facilities in Mansfield, Ill and Fairmont, Neb.

The Plant Nutrient Group achieved operating income of $19.0 million during the second quarter of 2010, on revenues of $228 million. This is the second highest second quarter results in the group’s history. In the same three month period of 2009, the group had an operating income of $10.3 million on revenues of $198 million. Margins were up slightly from the prior year and tons sold increased by more than a third as the industry returned to more traditional nutrient application rates on phosphates and potassium. Retail farm centers were building and maintaining inventories versus the de-stocking that took place in 2009. The group’s first half 2010 operating income was $19.7 million on $332 million of revenues. Last year, its operating income through the first six months was $12.4 million on revenues of $309 million.

The Rail Group’s operating income was $0.1 million in the second quarter of 2010, whereas the group earned $0.6 million for the same three month period a year ago. Second quarter revenues were $24 million in both 2010 and 2009. Gross profit from the leasing business was significantly less primarily due to lower utilization rates and the corresponding carrying costs of idle assets. This quarter, the group recognized $1.7 million in gross margin from the scrapping and sale of railcars, whereas last year $0.8 million was recorded. The group has approximately 22,800 cars and locomotives, which is down slightly from the prior year. The average utilization rate (the percentage of the fleet in service) for the quarter was 71.0 percent compared to 80.6 percent for the same period last year. As of the end of June, utilization was 71.4 percent. The rail repair business showed improvement during the second quarter. The group’s first half operating income this year was $1.1 million on $50 million of revenues. In 2009, operating income through June was $1.5 million and revenues were $51 million. These results included gains on sales of railcars and related leases of $4.3 million and $1.1 million in 2010 and 2009, respectively. During the second quarter the Rail Group made a significant minority investment in a short-line railroad — the Iowa Northern Railway Company.

The Turf & Specialty Group had an operating income of $2.5 million in the second quarter this year on $41 million of revenues. Last year, the group reported a record $3.0 million of operating income on $40 million of revenues for the same period. Turf products tonnage increased slightly, but gross profit per ton decreased due to product mix. Through the first half of 2010, the group’s operating income was $5.2 million on $83 million of revenues. Last year, its operating income was a record $6.1 million through the first six months and revenues were $84 million.

The Retail Group had an operating income of $2.1 million during the second quarter of 2010 on revenues of $44 million. During the same period of the prior year, the group had an operating income of $2.9 million and total revenues were $49 million. Through the first six months, the group lost $0.7 million and total revenues were $74 million. Last year through June, the group earned $0.2 million on total revenues of $83 million.

“We are pleased with our second quarter performance,” CEO Mike Anderson stated. “The Grain & Ethanol Group led our results with record performance in both the grain and ethanol areas. Our Plant Nutrient Group also had a strong quarter. As I review these results, I am again reminded that our strategy of purposeful diversification allows us to remain a strong and profitable company even when one or more of our business units is under performing,” added Mr. Anderson.

The company will host a webcast on Thursday, August 5, 2010 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Six Months ended
	June 30		June 30
(in thousands, except for per share amounts)	2010	2009	2010	2009
Sales and merchandising revenues	$810,999	$810,954	$1,532,997	$1,508,346
Cost of sales and merchandising revenues	723,445	737,620	1,386,893	1,373,638

Gross profit	87,554	73,334	146,104	134,708
Operating, administrative and general expenses	51,107	46,723	96,510	93,253
Interest expense	4,663	5,161	9,298	10,851
Other income (loss):
Equity in earnings (loss) of affiliates	6,667	784	16,572	(2,890)
Other income, net	1,881	2,724	5,535	3,963

Income before income taxes	40,332	24,958	62,403	31,677
Income taxes	14,553	9,312	23,968	12,118

Net income	25,779	15,646	38,435	19,559
Net (income) loss attributable to the noncontrolling interest	(610)	272	(1,001)	1,311

Net income attributable to The Andersons, Inc.	$25,169	$15,918	$37,434	$20,870

Per common share:
Basic earnings	$1.37	$0.87	$2.04	$1.15
Diluted earnings	$1.36	$0.87	$2.02	$1.14
Dividends paid	$0.0900	$0.0875	$0.1775	$0.1725

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	June 30	December 31	June 30
(in thousands)	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$204,317	$145,929	$179,752
Restricted cash	3,548	3,123	4,243
Accounts receivable, net	132,701	137,195	130,824
Margin deposits, net	7,384	27,012	38,009
Inventories	237,994	407,845	205,084
Commodity derivative assets — current	14,150	24,255	48,635
Other current assets	32,176	41,464	40,564

Total current assets	632,270	786,823	647,111
Investments and other assets	209,290	182,989	153,281
Commodity derivative assets	389	3,137	1,354
Railcar assets leased to others (net)	169,331	179,154	176,656
Property, plant and equipment (net)	144,165	132,288	120,535
	$1,155,445	$1,284,391	$1,098,937

Liabilities and shareholders’ equity
Current liabilities:
Commodity derivative liabilities - current	$54,918	$24,871	$66,698
Other current liabilities	278,051	454,250	243,056

Total current liabilities	332,969	479,121	309,754
Other noncurrent liabilities	95,268	90,138	85,772
Commodity derivative liabilities	2,911	830	4,555
Long-term debt	281,740	308,026	314,557
Shareholders’ equity	442,557	406,276	384,299
	$1,155,445	$1,284,391	$1,098,937

Segment Data
	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended June 30, 2010
Revenues from external customers	$473,680	$23,635	$228,404	$41,182	$44,098	$-	$810,999
Gross Profit	30,073	4,351	31,563	8,032	13,535	—	87,554
Equity in earnings (loss) of affiliates	6,665	—	2	—	—	—	6,667
Other income (loss), net	624	499	302	377	157	(78)	1,881
Income before income taxes	20,232	114	19,017	2,486	2,078	(3,595)	40,332
(Income) loss attributable to the noncontrolling interest	(610)	—	—	—	—	—	(610)
Operating income (loss) (a)	19,622	114	19,017	2,486	2,078	(3,595)	39,722
Quarter ended June 30, 2009
Revenues from external customers	$500,401	$23,762	$197,638	$39,752	$49,401	$—	$810,954
Gross Profit	23,325	4,815	22,106	7,614	15,474	—	73,334
Equity in earnings of affiliates	781	—	3	—	—	—	784
Other income (loss), net	590	221	770	236	136	771	2,724
Income before income taxes	8,659	619	10,345	3,042	2,864	(571)	24,958
(Income) loss attributable to the noncontrolling interest	272	—	—	—	—	—	272
Operating income (loss) (a)	8,931	619	10,345	3,042	2,864	(571)	25,230
	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Six months ended June 30, 2010
Revenues from external customers	$994,569	$50,325	$331,562	$82,815	$73,726	$-	$1,532,997
Gross Profit	56,006	8,353	43,559	16,472	21,714	—	146,104
Equity in earnings (loss) of affiliates	16,568	—	4	—	—	—	16,572
Other income (loss), net	1,297	2,308	633	794	276	227	5,535
Income before income taxes	41,339	1,140	19,736	5,150	(749)	(4,213)	62,403
(Income) loss attributable to the noncontrolling interest	(1,001)						(1,001)
Operating income (loss)	40,338	1,140	19,736	5,150	(749)	(4,213)	61,402
Six months ended June 30, 2009
Revenues from external customers	$980,922	$50,532	$309,400	$84,455	$83,037	$—	$1,508,346
Gross Profit	46,624	10,546	36,628	16,033	24,877	—	134,708
Equity in earnings (loss) of affiliates	(2,895)	—	5	—	—	—	(2,890)
Other income (loss), net	1,149	187	1,258	541	247	581	3,963
Income before income taxes	13,355	1,501	12,392	6,139	163	(1,873)	31,677
(Income) loss attributable to the noncontrolling interest	1,311						1,311
Operating income (loss)	14,666	1,501	12,392	6,139	163	(1,873)	32,988
(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).